AGREEMENT AND PLAN OF MERGER
                            BY AND BETWEEN
            INTERNET BUSINESS'S INTERNATIONAL, INC. (NEVADA)
                               AND
            INTERNET BUSINESS'S INTERNATIONAL, INC. (DELAWARE)

This Agreement and Plan of Merger ("Agreement") between Internet Business's International, Inc. ("Internet Nevada" or "Surviving Corporation") and Internet Business's International, Inc. ("Internet Delaware"), the two corporations acting by their respective boards of directors and sometimes collectively referred to as the "Constituent Corporations," is entered into this 1st day of July, 1999 in Newport Beach, California, and will have an effective date, if approved as set forth in Article I,
Section 1 hereafter, as set forth in Article I, Section 2 hereafter.

WHEREAS, Internet Nevada is a corporation organized and existing under the laws of the State of Nevada, having been originally incorporated on December 8, 1998 under the name International Business Industries, Inc. (on June 30, 1999, the Articles of Incorporation were amended to change the name to Internet Business's International, Inc.), with its principal business office to be located at 3900 Birch Street, Suite 111, Newport Beach, California 92660;

WHEREAS, the authorized capital stock of Internet Nevada consists of One Hundred Ninety-Nine Million (199,000,000) shares of common stock, par value of One Tenth of One Cent ($0.001) per share, none of which have been issued, and One Million (1,000,000) shares of preferred stock, par value of One Tenth of One Cent ($0.001) per share, none of which have been issued;

WHEREAS, Nevada Revised Statutes 92A.190 confers upon Internet Nevada the power to merge with a foreign corporation, and Nevada Revised Statutes 92A.250 confers upon Internet Nevada the right to issue its own shares in exchange for shares of any corporation to be merged into Internet Nevada;

WHEREAS, Internet Delaware is a corporation organized and existing under the laws of the State of Delaware, having been originally incorporated on September 1, 1981 as International Food & Beverage, Inc. (on February 17, 1999, the Articles of Incorporation were amended to change the name to Internet Business's International, Inc.);

WHEREAS, the authorized capital stock of Internet Delaware consists of One Hundred Ninety-Nine Million (199,000,000) shares of common stock, par value of One Cent ($0.01) per share, of which One Hundred Seventy-Seven Million Three Hundred Two Thounsand Nine Hundred Ninety-Seven (177,302,997) shares are presently issued and outstanding, and One Million (1,000,000) shares of preferred stock, par value of One Cent ($0.01) per share, of which Twenty-Three Thousand Nine Hundred (23,900) are presently issued and outstanding. Section 252(a) of the Delaware General Corporation Law provides that a foreign corporation and a domestic corporation may be merged and the foreign corporation can be the surviving entity.

WHEREAS, the respective boards of directors of Internet Nevada and Internet Delaware deem it desirable and in the best interests of the corporations and their stockholders that the corporations enter into this Agreement and merge pursuant to the terms and conditions contained herein and for the sole purpose of redomiciling the corporation into the State of Nevada; and

WHEREAS, in order to consummate this merger and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, Internet Nevada and Internet Delaware approve and adopt this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, it is agreed by and between the parties that, in accordance with the provisions of the laws of the State of Nevada, Internet Nevada and Internet Delaware and shall be, and they are, as of the Effective Date (as defined in Article I, Section 2 hereafter) merged into a single surviving corporation, which shall be and is Internet Nevada, one of the Constituent Corporations, which shall continue its corporate existence and remain a Nevada corporation governed by the laws of that state, all on the terms and conditions set forth as follows:

                                 ARTICLE I
                                   MERGER

1.  Shareholder Approval.

Within thirty (30) days from the date of this Agreement, or such longer period as the parties hereto shall agree upon in writing, this Agreement shall be submitted for approval and adoption, pursuant to and in accordance with the applicable provisions of the laws of the State of Nevada and the State of Delaware, to the holders of common stock of Internet Nevada and to the holders of common shares of Internet Delaware at duly held shareholders'
meetings or by unanimous written consent.   This Agreement shall
be approved and adopted upon receiving the affirmative vote of the holders of a majority of the common stock of Internet Nevada outstanding on the record date established for determining the holders of Internet Nevada common stock entitled to vote at such Internet Nevada shareholders' meeting, and the affirmative vote of a majority of the common shares of Internet Delaware outstanding on the record date established for determining the holders of common shares entitled to vote at such Internet Delaware shareholders' meeting. If this Agreement shall be so approved and adopted, Internet Nevada and Internet Delaware shall immediately proceed to effectuate the merger of Internet Delaware into Internet Nevada. If this Agreement shall not be so approved and adopted, it shall, without any further action by the parties, other than certification to the other Constituent Corporation of the results of the vote by the Secretary or Clerk, as the case may be, of the Constituent Corporation the shareholders of which shall not have approved or adopted this Plan, be cancelled without liability from either party to the other.

2.  Filings After Shareholder Approval.

Under Section 252(a) of the Delaware General Corporation
Law, Internet Delaware will cease to exist and Internet Nevada will possesses all the powers and property formerly possessed by Internet Delaware upon approval of this Agreement by its shareholders, and the filing with the Delaware Secretary of State a certificate of merger, executed in accordance with Section 103, stating the following: (a) the name and state or jurisdiction of incorporation of each of the constituent corporations; (b) that an agreement of merger or consolidation has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with this subsection; (c) The name of the surviving or resulting corporation; (d) such amendments or changes in the certificate of incorporation of the surviving corporation as are desired to be effected by the merger, or, if no such amendments or changes are desired, a statement that the certificate of incorporation of the surviving corporation shall be its certificate of incorporation; (e) that the executed agreement of merger is on file at an office of the surviving corporation and the address thereof; (f) that a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation; and (g) the agreement that Internet Nevada may be served with process in Delaware in any proceeding for enforcement of any obligation of any constituent corporation in Delaware, as well as for enforcement of any obligation of the surviving or resulting corporation arising from the merger or consolidation, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262, and shall irrevocably appoint the Secretary of State as its agent to accept service of process in any such suit or other proceedings and shall specify the address to which a copy of such process shall be mailed by the Secretary of State.

As soon as practicable after the approval of the merger by the shareholders of Internet Nevada has been obtained and all other conditions to the obligations of the parties to this agreement to the effect the merger shall have been satisfied or waived, Internet Nevada shall file with the Nevada Secretary of State a duly executed Articles of Merger, as required by Nevada Revised Statutes 92A.200, and take such other and future actions as may be required by Nevada law to make the merger effective. The merger of Internet Delaware into Internet Nevada shall become effective upon the filing of the Articles of Merger with the Nevada Secretary of State ("Effective Date").

3.  Effect of Merger.

Internet Nevada shall succeed to, without other transfer, and shall possess and enjoy all rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all restrictions, disabilities and duties of each of two Constituent Corporations, and all and singular, the rights, privileges, powers and franchises of each of corporations, and all property, real, personal and mixed, and all debts to either of Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be as effectually property of the Surviving Corporation as they were of Constituent Corporations, provided, that all rights of creditors and all liens on any property of each of Constituent Corporations shall be preserved unimpaired, limited to property affected by the liens at time of merger, and all debts, liabilities and duties of Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if debts, liabilities and duties had been incurred or contracted by it. If at any time the Surviving Corporation shall deem or be advised that any further assignments or assurances in law or things are necessary or desirable to vest, or to perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property acquired or to be acquired by reason of or as a result of merger provided for by this Agreement, proper officers and directors of each of Constituent Corporations shall execute and deliver all proper deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to property in the Surviving Corporation and otherwise to carry out the purpose of this Agreement.

                               ARTICLE II
                NAME AND CONTINUED CORPORATE EXISTENCE
                        OF SURVIVING CORPORATION

The corporate name of Internet Nevada, the Constituent Corporation whose corporate existence is to survive this merger and continue thereafter as the Surviving Corporation, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of Internet Delaware shall be wholly merged into Internet Nevada. Accordingly, on the Effective Date the separate existence of Internet Delaware, except insofar as continued by statute, shall cease.

                              ARTICLE III
                             GOVERNING LAW
                      CERTIFICATE OF INCORPORATION

As stated, the laws of State of Nevada shall govern the Surviving Corporation. From and after the Effective Date, the certificate of incorporation of Internet Nevada attached as Appendix A (which Appendix A represents the certificate of incorporation of Internet Nevada filed in the office of the Secretary of State of the State of Nevada on December 8, 1998) shall be and become the certificate of incorporation of the Surviving Corporation. In addition to the powers conferred upon it by law, the Surviving Corporation shall have the powers set forth in Appendix A and be governed by those provisions. From and after the Effective Date, and until further amended as provided by law, Appendix A may be certified, separate and apart from this Agreement, as the certificate of incorporation of the Surviving Corporation.

                                ARTICLE IV
                    BYLAWS OF SURVIVING CORPORATION

From and after the Effective Date the present bylaws of Internet
Nevada shall be and become the bylaws of the Surviving
Corporation until they shall be altered, amended or repealed, or until new bylaws shall be adopted, in accordance with the provisions of law, the bylaws and the certificate of incorporation of the Surviving Corporation.

                                  ARTICLE V
                            DIRECTORS AND OFFICERS

1.  Directors.

The number of directors of the Surviving Corporation, who shall hold office until their successors have been duly elected and shall have qualified, or as otherwise provided in the certificate of incorporation of Internet Nevada or its bylaws, shall be three (3) until changed by action of the Board of Directors of the Surviving Corporation pursuant to its bylaws; and the respective names of the first directors of the Surviving Corporation are as follows:

Arnold Sock
Albert Reda
Louis Cherry

If, on or after the Effective Date, a vacancy shall for any reason exist in the Board of Directors of the Surviving
Corporation, or in any of the offices, the vacancy shall be filled in the manner provided in the certificate of incorporation of Internet Nevada or in its bylaws.

2.  Annual Meeting.

The first annual meeting of the shareholders of the Surviving
Corporation after the Effective Date shall be the annual meeting provided by the bylaws of Internet Nevada for the year 2000.

3.  Officers.

The first officers of the Surviving Corporation, who shall hold office until their successors have been elected or appointed and shall have qualified, or as otherwise provided in its bylaws, are as follows:

Arnold Sock, President
Albert Reda, Secretary
Louis Cherry, Treasurer

                              ARTICLE VI
                  CAPITAL STOCK OF SURVIVING CORPORATION

The capitalization of the Surviving Corporation upon the Effective Date shall be as set forth in the certificate of incorporation of Internet Nevada.

                             ARTICLE VII
                   CONVERSION OF SHARES ON MERGER

Each of the shares of common stock, par value of One Cent ($0.01) per share, of Internet Delaware outstanding on the Effective Date ("Internet Delaware Stock"), and all rights shall upon the Effective Date be converted into one share of common stock, par value One Tenth of One Cent ($0.001) per share of Internet Nevada ("Internet Nevada Stock"). At any time and from time to time after the Effective Date, each holder of an outstanding certificate or certificates representing shares of Internet Delaware Stock shall be entitled, upon the surrender of the certificate or certificates at the office of an transfer agent of Internet Nevada to be designated by the Board of Directors of Internet Nevada to receive in exchange a certificate or certificates representing the number of shares of Internet Nevada Stock into which the shares of Internet Delaware Stock represented by the certificate or certificates surrendered shall have been converted. No dividend shall be paid by Internet Nevada to the holders of outstanding certificates expressed to represent shares of Internet Delaware Stock, but, upon surrender and exchange as provided, there shall be paid to the record holder of the certificate or certificates for Internet Nevada Stock issued in exchange therefor an amount with respect to each such share of Internet Nevada Stock equal to all dividends which shall have been paid or become payable to holders of record of Internet Nevada Stock between the Effective Date and the date of exchange.

                            ARTICLE VIII
                       ASSETS AND LIABILITIES

On the Effective Date, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property and every other interest shall be as effectually the property of the Surviving Corporation as it was of the respective Constituent Corporations, and the title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if the debts, liabilities, obligations and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be submitted in place of either of the Constituent Corporations. The parties respectively agree that from time to time, when requested by the Surviving Corporation or by its successors or assigns, they will execute and deliver or cause to be executed and delivered all deeds and instruments, and will take or cause to be taken all further or other action, as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation or its successors or assigns title to and possession of all the property and rights and otherwise carry out the intent and purposes of this Agreement.

                             ARTICLE IX
           CONDUCT OF BUSINESS BY CONSTITUENT CORPORATIONS

Prior to the Effective Date Internet Delaware shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business except as provided. Without limiting the generality of the above, Internet Delaware shall not, except as otherwise consented to in writing by Internet Nevada or as otherwise provided in this Agreement:

1. Issue or sell any shares of its capital stock in addition to those outstanding on this date, except shares issued pursuant to rights or options outstanding at that date;

2. Issue rights to subscribe to or options to purchase any shares of its stock in addition to those outstanding on this date;

3.  Amend its certificate of incorporation or its bylaws;

4.  Issue or contract to issue funded debt;

5. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock.

6. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

7. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the merger in amounts to be determined after the Effective Date;

8. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

9. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

10. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

11. Default in performance of any material provision of any material contract or other obligation;

12.  Waive any right of any substantial value; or

13. Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

                             ARTICLE X
            WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.  Representations and Warranties of Internet Delaware.

Internet Delaware covenants, represents and warrants to Internet
Nevada that:

    a. It is on the date of this Agreement, and will be on the Effective Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Delaware, (b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it, and
(c) it is fully qualified to do business in the State of Delaware;

    b. All federal, state and local tax returns required to be filed by it on or before the Effective Date will have been filed, and all taxes shown to be required to be paid on or before the Effective Date will have been paid;

    c. It will use its best efforts to collect the accounts receivable owned by it on or prior to the Effective Date and will follow its past practices in connection with the extension of any credit prior to the Effective Date;

    d. All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business until the Effective Date;

    e. All leases now held by it are now and will be on the Effective Date in good standing and not voidable or void by reason of any default whatsoever;

    f. During the period between January 1, 1999, and the date of this Agreement, except as disclosed in writing to Internet
Nevada, it has not taken any action, or suffered any conditions to exist, to any material or substantial extent in the aggregate, which it has agreed in Article IX or this Article X of this Agreement not to take or to permit to exist during the period between the date of this Agreement and the Effective Date;

    g. It has not been represented by any broker in connection with the transaction contemplated, except as it has advised Internet
Nevada in writing; and

    h. Its Board of Directors has, subject to the authorization and approval of its stockholders, authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

    i. Internet Delaware, in addition to other action which is has covenanted, represented, and warranted to Internet Nevada that it shall take, shall also:

        (1) Use its best efforts to preserve its business organization intact, to keep available to Internet Nevada the present officers and employees of Internet Delaware, and to preserve for Internet
Nevada the relationships of Internet Delaware with suppliers and customers and others having business relations with Internet
Delaware; and

        (2) Not increase the compensation, wages, or other benefits payable to its officers or employees, other than increases which Internet Nevada has approved in writing.

2.  Representations and Warranties of Internet Nevada.

Internet Nevada covenants, represents and warrants to Internet
Delaware that:

    a. Internet Nevada is a corporation duly organized and existing and in good standing under the laws of the State of Nevada and has the corporate power to own its properties and to carry on its business as now being conducted; and

    b. Its Board of Directors has, subject to the authorization and approval of its stockholders, authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

                            ARTICLE XI
                      CONSUMMATION OF MERGER

If the merger contemplated is completed, all expenses incurred in consummating the plan of merger shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by Internet Nevada. If the merger is not completed, each of the Constituent Corporations shall be liable for, and shall pay, the expenses incurred by it.

Notwithstanding shareholder authorization and at any time prior to the filing, the filing and recording of this Agreement may be deferred from time to time by mutual consent of the respective boards of directors of each of the Constituent Corporations, and, to the extent provided in (a), (b), (c) and (d) below, the merger may be abandoned:

1. By the mutual consent of the respective Boards of Directors of each of the Constituent Corporations;

2. At the election of the Board of Directors of Internet Nevada, if (a) demands by shareholders for appraisal of their shares of Internet Delaware Stock have been received from the holders of twenty-five percent (25%) or more of the outstanding shares, or
(b) in the judgment of the Board any judgment is rendered relating to any legal proceeding not commenced and the existence of the judgment will or may materially affect the rights of either Constituent Corporation to sell, convey, transfer or assign any of its assets or materially interfere with the operation of its business, renders the merger impracticable, undesirable or not in the best interests of its shareholders;

3. By the Board of Directors of Internet Nevada if there shall not have been submitted to Internet Nevada the opinion of counsel for Internet Delaware, in form and substance satisfactory to Internet Nevada, to the effect that (1) Internet Delaware is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, Internet Delaware in accordance with its terms, and (3) all the properties, estate, rights, privileges, powers and franchises of Internet Delaware and all debts due to Internet Delaware shall be transferred to and vested in Internet Nevada, as the Surviving Corporation, without further act or deed, subject only to any legal requirements for recording or filing any instruments of conveyance, assignment or transfer, the giving of notice of any such conveyance, assignment or transfer, consents of third parties and governmental authorities to assignment of any contract or lease, and other specified exceptions acceptable to Internet Nevada;

4. At the election of the Board of Directors of Internet Delaware if there shall not have been submitted to Internet Delaware the opinion of counsel for Internet Nevada, in form and substance satisfactory to Internet Delaware, to the effect that
(1) Internet Nevada is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, Internet Nevada in accordance with its terms,
(3) when Articles of Merger shall have been filed as provided in this Agreement, the merger will become effective and all liabilities and obligations of Internet Delaware will become the liabilities and obligations of Internet Nevada, as the surviving corporation, fully and without any further action by either Constituent Corporation, (4) the Internet Delaware Stock will be converted into Internet Nevada Stock, (5) the Internet Nevada Stock into which the Internet Delaware Stock will be converted as provided herein will be legally and validly authorized, exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, ("Act'), provided by Section 3(a)(10) thereof, exempt from the registration requirements of Nevada Revised Statutes 90.460, as amended, provided by Nevada Revised Statutes 90.530(11), and may be issued without a restrictive legend pursuant to Rule 145(a)(2) under the Act if the shares of Internet Delaware are otherwise unrestricted, and (6) when issued will be validly issued, fully paid and nonassessable stock of the surviving corporation;

5.  At the election of the Board of Directors of either
Constituent Corporation if:

    a. The warranties and representations of the other Constituent Corporation contained in this Agreement shall not be substantially accurate in all material respects on and as of the date of election; or the covenants contained of the other
Constituent Corporation shall not have been performed or satisfied in all material respects;

    b. This Agreement shall not have been approved by the requisite votes of shareholders of the Constituent Corporations on or before August 1, 1999;

    c. Prior to the merger (1) there shall have been filed in any court or agency having jurisdiction a complaint or other proceeding seeking to restrain or enjoin the merger contemplated hereby, or (2) there shall have been presented to Internet Delaware or Internet Nevada or any director or officer of either of them any process, demand or request which, in the opinion of counsel for either Constituent Corporation, offers reasonable ground to believe that a complaint or bill in equity may be forthcoming which, if successful, would restrain, enjoin or dissolve the merger, and if, in either case, such Board of Directors determines that abandonment and cancellation of this Agreement is advisable in the best interests of the Constituent Corporations, their shareholders, employees and customers;

    d. If the Effective Date shall not have occurred by August 1, 1999, then, at the option of the Board of Directors of ABC it may be deferred to a date on or after October 1, 1999. If the Effective Date shall not have occurred by November 1, 1999, then, at the option of the Board of Directors of either Constituent Corporation the merger may be abandoned. In the event of the abandonment of the merger pursuant to the foregoing provisions, this Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or its shareholders or directors or officers in respect of this merger except the obligation of each Constituent Corporation to pay its own expenses as provided in this Article XI.

                           ARTICLE XII
                          RESIDENT AGENT

The respective names of the county and the city within the county in which the principal office of the surviving corporation is to be located in the State of Nevada, the street and number of this office, the name of the registered agent will, as of the Effective Date, be as set forth in Article Second of the Articles of Incorporation of the Surviving Corporation.

                          ARTICLE XIII
            RIGHT TO AMEND ARTICLES OF INCORPORATION

The Surviving Corporation reserves the right to amend, alter, change or repeal its Articles of Incorporation in the manner now or later prescribed by statute or otherwise authorized by law; and all rights and powers conferred in the certificate of incorporation on shareholders, directors or officers of Internet Nevada, or any other person, are subject to this reserved power.

                          ARTICLE XIV
                         MISCELLANEOUS

1.  Access to Books and Records.

To enable Internet Nevada to coordinate the activities of Internet Delaware into those of Internet Nevada on and after the Effective Date, Internet Delaware shall, before the Effective Date, afford to the officers and authorized representatives of Internet Nevada free and full access to the plants, properties, books and records of Internet Delaware, and the officers of Internet Delaware will furnish Internet Nevada with financial and operating data and other information as to the business and properties of Internet Delaware as Internet Nevada shall from time to time reasonably request. Internet Nevada shall, before the Effective Date, afford to the officers and authorized representatives of Internet Delaware such access, and Internet Nevada's officers will furnish such data and information to Internet Delaware, as may be reasonably required by Internet Delaware for the preparation of its proxy statement in connection with the meeting of shareholders to be called pursuant to section 1 of Article I of this Agreement. Internet Nevada and Internet Delaware agree that, unless and until the merger contemplated by this Agreement has been consummated, Internet Nevada and Internet Delaware and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the merger provided for is not consummated as contemplated, Internet Nevada and Internet Delaware will each return to the other party all data as the other party may reasonably request.

2.  Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.  Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.  Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.  Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.  Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.  Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.  Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.  Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.  Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

To Internet Nevada:
Shawn F. Hackman, Esq.
Shawn F. Hackman, P.C.
3360 West Sahara Avenue, Suite 200
Las Vegas, Nevada 89102

To Internet Delaware:
Albert Reda, Secretary
Internet Business's International, Inc.
3900 Birch Street, Suite 111
Newport Beach, California 92660

12.  Governing Law.

This Agreement shall be construed and enforced under, in accordance with, and governed by, the laws of the State of Nevada.

13.  Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.  Termination of Agreement.

This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

15.  Survival of Provisions.

The representations and warranties contained in Article X of this Agreement and any liability of one Constituent Corporation to the other for any default under the provisions of Articles IX or X of this Agreement, shall expire with, and be terminated and extinguished by, the merger under this Agreement on the Effective Date.

16.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                INTERNET NEVADA:


                                By: /s/  Arnold Sock
                                    Arnold Sock, President


                                INTERNET DELAWARE:


                                By: /s/  Arnold Sock
                                    Arnold Sock, President